Exhibit 10.2

LOCK-UP AGREEMENT

THIS AGREEMENT made the 28th day of November, 2011.

AMONG:

ABITIBIBOWATER INC. (doing business as Resolute Forest Products),

a corporation incorporated under the laws of Delaware

(the Parent)

AND:

OAKMONT CAPITAL INC.,

a corporation incorporated under the laws of Ontario

(Oakmont)

AND:

TERENCE M. KAVANAGH,

an individual

(TMK)

AND:

GREGORY P. HANNON,

an individual

(GPH)

WHEREAS:

A. This Lock-Up Agreement (the Agreement) sets out the terms and conditions upon which the Parent (either directly or through a wholly-owned existing or future subsidiary to be incorporated, such subsidiary being Bidco and, together with the Parent, the Offeror) will make an offer (the Offer) to purchase all of the issued and outstanding common shares (the Subject Shares) of Fibrek Inc. (Fibrek), including any Subject Shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of securities of Fibrek or any of its subsidiaries that are, as of the date hereof, convertible into or exchangeable or exercisable for Subject Shares;

B. This Agreement sets out the terms and conditions of the agreement of Oakmont, TMK and GPH (collectively, severally and not jointly and severally, the Sellers) to deposit or cause to be deposited under the Offer: (i) the number of Subject Shares set forth in Schedule “A” hereto, representing all of the Subject Shares presently owned legally or beneficially by such Sellers (including Subject Shares owned legally or beneficially by any subsidiary or affiliate of the Sellers), or over which the Sellers exercise control or direction, and (ii) all Subject Shares subsequently acquired by the Sellers (all of such Subject Shares of the Sellers are hereinafter collectively referred to as the Sellers’ Shares), and sets out the obligations and commitments of the Sellers in connection therewith;

C. The Sellers acknowledge that: (i) the Offeror would not commence the Offer but for the execution and delivery of this Agreement by the Sellers, and (ii) it is a condition of the Offeror’s obligation hereunder to make the Offer that the Sellers enter into this Agreement with the Offeror;

D. The Offeror wishes to acquire all of the Sellers’ Shares upon and subject to the terms and conditions hereinafter set forth; and

E. The Sellers wish to sell all of the Sellers’ Shares to the Offeror upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the Offeror agreeing to initiate and make the Offer, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

ARTICLE 1

THE OFFER

1.1	The Offer

(a)

Subject to the terms of this Agreement, the Offeror hereby covenants and agrees to make the Offer. The Offer will contain customary conditions for a take-over bid, including, without limitation: 66 2/3% minimum tender condition (the Minimum Tender Condition); absence of occurrence or existence of any material adverse effect or material adverse change; waiver or termination of all rights under any shareholder rights plan(s) and evidence of termination, cancellation, expiration, surrender, conversion or exercise of all other rights, options, warrants and similar securities; receipt of all regulatory, governmental and third-party approvals, consents, authorizations, rulings and waivers; Fibrek not having implemented or approved any issuance of shares or other securities or any other transaction, capital expenditure or distribution to its shareholders outside the ordinary course of business; absence of default by Fibrek under any material agreement; and absence of material misstatements by Fibrek in its public disclosure documents; (collectively, the Conditions). The terms of the Offer shall include any amendments or variations to, or extensions of, such Offer, including, without limitation, removing or waiving any Condition or extending the date by which the Subject Shares may be deposited. The Offer will be made to the holders of all of the Subject Shares in consideration for a total offer price of C$1.00 per Subject Share, payable at the option of each holder of Subject Shares in one of the following alternative forms:

(i)	C$0.55 in cash (payable in Canadian dollars) and 0.0284 of a share of the common stock of the Parent (each, a Parent Common Share) (the Cash and Share Option); or

(ii)	C$1.00 in cash (payable in Canadian dollars), subject to proration as hereinafter described (the Cash Only Option); or

(iii)	0.0632 of a Parent Common Share (the Shares Only Option) subject to proration as hereinafter described.

The maximum amount of cash consideration available under the Offer shall be C$71.54 million (the Aggregate Cash Limit) and the maximum number of Parent Common Shares to be issued under the Offer shall be 3,694,146 (the Aggregate Share Consideration Limit). As will be described in the Offeror’s take-over bid circular containing and setting forth the Offer (the Circular), for the purposes of proration, the Aggregate Cash Limit and Aggregate Share Consideration Limit will be first used to satisfy the Cash and Share Option. The remaining amount of the Aggregate Cash Limit and Aggregate Share Consideration Limit will then be available to satisfy the Cash Only Option and the Shares Only Option. If the remaining Aggregate Cash Limit would be exceeded to satisfy the Cash Only Option, then holders of Subject Shares who selected the Cash Only Option will receive their pro rata share of the remaining Aggregate Cash Limit and will receive the rest of their consideration in the form of Parent Common Shares. A similar proration approach shall apply if the remaining Aggregate Share Consideration Limit would be exceeded to satisfy the Shares Only Option.

(b)

Subject to Subsection 1.1(e) below, the Offeror shall commence the Offer as soon as practicable and in any event no later than 11:59 p.m. (Toronto time) on Friday, December 30, 2011. The Offeror shall announce the Offer no later than the business day immediately following the date hereof.

(c)

The Offer will be made in accordance with applicable securities laws and shall expire no earlier than 5:00 p.m. (Toronto time) on the thirty-sixth (36th) day after the day that the Offer is commenced, subject to the right of the Offeror to extend the period of time during which the Subject Shares may be deposited under the Offer (as it may be extended, the Expiry Time). The Offer will not be subject to any conditions other than the Conditions, unless an amendment to any of the Conditions is required by the United States Securities and Exchange Commission (the SEC) in order to have the S-4 registration statement filed in connection with the issuance of Parent Common Shares under the Offer declared effective by the SEC and provided same would not have an adverse effect on the Sellers.

(d)

The Sellers acknowledge and agree that the Offeror may, in its sole and absolute discretion, amend, supplement, modify or waive any term or Condition of the Offer in whole or in part, provided that the Sellers will be released from their obligations hereunder if the Offeror, without the consent of Oakmont: (i) decreases the consideration per Subject Share, as specified in this Section 1.1, (ii) changes the form of consideration payable under the Offer (other than to add additional consideration or the option of Fibrek’s shareholders to choose one or more alternative forms of consideration in addition to the forms of consideration herein specified), or (iii) otherwise amends or varies the terms and Conditions of the Offer in a manner adverse to the Sellers (it being understood by the parties, for greater certainty, that an increase to or removal or waiver of the Aggregate Cash Limit and/or the Aggregate Share Consideration Limit by the Offeror shall be deemed to be not adverse to any of the Sellers). If the Offeror increases the consideration payable under the Offer prior to the expiry of the Offer, the Sellers shall be entitled to such increased consideration in respect of their Subject Shares that are taken up by the Offeror, as required by applicable securities laws.

(e)

The obligation of the Offeror to make the Offer is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion without prejudice to any other rights it may have under this Agreement or otherwise:

(i)

no circumstance, fact, change, event or occurrence shall have occurred that would render it impossible for the Offer to be consummated absent a waiver of or modification to one or more of the Conditions;

(ii)	no cease trade order, injunction or other prohibition at law shall exist against the Offeror making the Offer or taking up and paying for Subject Shares deposited under the Offer; and

(iii)	the Offeror shall have determined in its sole discretion that no material adverse change shall have occurred with respect to either the Offeror or Fibrek.

1.2	Deposit by Sellers

(a)

Subject to Subsection 1.2(b) below, the Sellers agree to deposit or cause to be deposited, all of the Sellers’ Shares under the Offer no later than the fifth (5th) business day prior to the Expiry Time, and thereafter except as may be permitted under this Agreement or applicable law, not withdraw or permit the Sellers’ Shares to be withdrawn from the Offer. In the event that the Sellers subsequently obtain any additional Subject Shares, such Subject Shares shall likewise be deposited under the Offer on or before the fifth (5th) business day prior to the Expiry Time.

(b)

The Sellers hereby agree that neither they nor any person or entity acting on their behalf will withdraw or take any action to withdraw any of the Sellers’ Shares deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have, unless this Agreement is terminated in accordance with its terms prior to the take-up and payment of the Sellers’ Shares under the Offer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Sellers

Each Seller hereby represents and warrants, severally and not jointly and severally, to and in favour of the Offeror as follows and acknowledge that the Offeror is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. In the case of Oakmont, it is duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation.

(b)

Authorization, etc. It has all necessary power, authority, capacity, consent and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms; subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)

Ownership, etc. Each Seller (or, if applicable, one or more of its direct or indirect subsidiaries or one of its affiliates) is the sole beneficial owner of the respective Sellers’ Shares or holds the Sellers’ Shares on behalf of beneficial owners who have fully managed accounts with the Sellers. The Sellers’ Shares constitute all of the

Subject Shares owned or controlled, directly or indirectly, by such Seller. The total number of Subject Shares beneficially owned or over which the Sellers exercise control or direction, is set forth in Schedule “A” hereto. Each Seller has the sole and exclusive right to dispose of such Sellers’ Shares as provided in this Agreement and to vote all such Subject Shares, and is not a party to, bound or affected by or subject to, any law or regulation of which a breach would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

(d)

Good Title. The Sellers’ Shares to be acquired by the Offeror directly or indirectly from each Seller pursuant to the Offer will be acquired with good and marketable title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever, and such Sellers’ Shares are not subject to any shareholders’ agreement, voting trust or similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting the Sellers’ Shares or the ability of such holder thereof to exercise ownership rights thereto, including the voting of any such Subject Shares. No approval of the securityholders of Oakmont is or will be required in order to sell its Sellers’ Shares to the Offeror.

(e)

No Agreements. No person, firm, body corporate or other entity whatsoever has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from the Seller, or any registered holder of the Sellers’ Shares, of any of the Sellers’ Shares, or any interest therein or right thereto, except pursuant to this Agreement. There does not exist any agreement, understanding or commitment giving rise to any obligations, financial or otherwise, on the part of Fibrek or any of its subsidiaries or affiliates to the Seller, or any subsidiaries or affiliates of the Seller, as applicable.

(f)

No Proceeding Pending. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or threatened against the Seller (or their subsidiaries, or affiliates), which relates to this Agreement or otherwise materially impairs or could materially impair the ability of the Seller to consummate the transactions contemplated hereby.

(g)

Consents. To the best of the Seller’s knowledge, there is no requirement of the Seller to make any filing with, give any notice to, or obtain any permit, licence, sanction, ruling, order, exemption or consent, approval or waiver of, any governmental authority or other person (including the lapse, without objection, of a prescribed time under applicable law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice) as a condition to the lawful completion of the transactions contemplated by this Agreement or the Offer, or the execution and delivery by the Seller and enforcement against the Seller of this Agreement.

(h)

Non-Contravention. This Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with in any material manner, or allow any other person to exercise any rights under any of the terms or provisions of the constating documents and/or by-laws of the Sellers that are corporations (or of any of their subsidiaries, or affiliates which is the legal or beneficial owner of the Sellers’ Shares) or any agreement, contract or indenture to which the Seller is a party or by which the Seller’s property is bound (as applicable), and will not result in the violation of any law or regulation.

The representations, warranties and covenants of the Sellers set forth in this Section 2.1 shall survive the completion of the sale and purchase of the Sellers’ Shares under the Offer and, notwithstanding such completion, will continue in full force and effect for the benefit the Offeror for a period of one (1) year from the date thereof.

2.2	Representations and Warranties of the Offeror

The Offeror hereby represents and warrants to and in favour of the Sellers as follows and acknowledges that the Sellers are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. Each of the Parent and Bidco is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)

Authorization, etc. Each of the Parent and Bidco has all necessary power, authority, capacity, consent and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by each of the Parent and Bidco and constitutes a legal, valid and binding obligation of each of them enforceable against them in accordance with its terms; subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)

Non-Contravention. This Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with in any material manner, or allow any other person to exercise any rights under any of the terms or provisions of the constating documents and/or by-laws of each of the Parent and Bidco or any agreement, contract or indenture to which either the Parent or Bidco is a party or by which their property is bound (as applicable), and will not result in the violation of any law or regulation by Parent or Bidco.

The representations, warranties and covenants of the Offeror set forth in this Section 2.2 shall survive the completion of the sale and purchase of the Sellers’ Shares under the Offer and, notwithstanding such completion, will continue in full force and effect for the benefit of the Sellers for a period of one (1) year from the date thereof.

ARTICLE 3

COVENANTS

3.1	Covenants of the Sellers

(a)

The Sellers hereby covenant and agree, severally and not jointly and severally, that they shall not, from the date hereof until the earlier of: (I) the termination of this Agreement pursuant to Article 4; and (II) the date and time the Offer, as it may be extended by the Offeror from time to time, expires (the “Expiry Time”); except in accordance with the terms of this Agreement:

(i)

grant or agree to grant any proxy or other right to the Subject Shares, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Subject Shares to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

(ii)

directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise (as applicable), make, solicit, assist, initiate, encourage, or otherwise facilitate any inquiries, the submission of proposals or offers from any other person, body corporate, partnership or other business organization whatsoever regarding a potential competing or superior proposal for the acquisition of the Subject Shares (whether by way of take-over bid, asset sale, merger, amalgamation, arrangement, reorganization or other business combination) (a Competing Bid), participate in any material discussions or negotiations regarding any Competing Bid, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing, including by depositing or voting any of the Sellers’ Shares in favour of any such Competing Bid;

(iii)

option, sell, transfer, dispose of, pledge, encumber, grant a security interest in or otherwise convey any Subject Shares or any right or interest therein, or agree to do any of the foregoing except pursuant to the Offer;

(iv)

acquire any additional number of Subject Shares or securities convertible into or exchangeable for Subject Shares, except to the extent that doing so would be in full compliance with the Unites States Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder;

(v)

except as required by applicable law and subject to the prior notice and consultation obligations contained in Section 6.7, prior to the public announcement of the Offer, directly or indirectly, disclose to any person, firm or corporation the existence of the terms and conditions of this Agreement, or any terms or conditions or other information concerning the Offer; and

(vi)	take any action to encourage or assist any other person to do any of the prohibited acts referred to in foregoing provisions of this Subsection 3.1(a).

(b)

The Sellers hereby covenant and agree, severally and not jointly and severally, that they shall, from the date hereof until the earlier of (I) the termination of this Agreement pursuant to Article 4, and (II) the Expiry Time, except in accordance with the terms of this Agreement:

(i)	immediately cease any existing discussions or negotiations it is engaged in with any parties (other than the Offeror) with respect to any Competing Bid; and

(ii)	use their reasonable commercial efforts to assist the Offeror to successfully complete the Offer and any subsequent acquisition transaction;

(iii)	exercise the voting rights attaching to the Sellers’ Shares to oppose any proposed action by Fibrek, its directors, officers and/or shareholders, any of its subsidiaries or any other person:

(A)

in respect of any amalgamation, merger, sale of Fibrek’s or its affiliates’ or associates’ assets, take-over bid, issuer bid, plan of arrangement, reorganization, recapitalization, issuance of shares, equity or voting securities or convertible or exchangeable securities or other business combination or similar transaction involving Fibrek or any of its subsidiaries other than the Offer;

(B)

which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up and payment of the Sellers’ Shares deposited under the Offer or the successful completion of the Offer, including without limitation any amendment to the constating documents of Fibrek, its subsidiaries or its organizational structure;

(C)	in respect of any new shareholder rights plan or “poison pill” subsequent to the date of this Agreement; or

(D)	which would reasonably be expected to result in a material adverse effect in respect of Fibrek.

(iv)	promptly notify and provide to the Offeror a copy of any Competing Bid or proposal or document related thereto provided to any of the Sellers, or any amendments to the foregoing; and

(v)

deposit and not withdraw all of the Sellers’ Shares, together with a duly completed and executed letter of transmittal or notice of guaranteed delivery (or take all actions to cause the Sellers’ Shares to be electronically deposited through the CDSX system), with the depositary specified in the Circular in accordance with all of the terms thereof and all of the terms of this Agreement.

(c)	The Sellers covenant, severally and not jointly and severally, to co-operate with the Offeror in making all requisite regulatory filings in respect of the Offer.

3.2	Covenants of the Offeror

The Offeror hereby covenants and agrees that, unless Oakmont, on behalf of the Sellers, shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)	subject to the terms and conditions of the Offer, Bidco shall take up the Sellers’ Shares deposited under the Offer and pay for such Sellers’ Shares as set forth in the Circular;

(b)	in the event that:

(i)	the Offeror shall have waived the Minimum Tender Condition; and

(ii)	the Offeror shall have taken up and paid for the Sellers’ Shares under its Offer; and

(iii)	there shall also exist a Competing Bid in which the offered price per Subject Share exceeds C$1.00 (a Superior Bid);

then the Offeror shall not, directly or indirectly, in connection with such Superior Bid, tender the Sellers’ Shares that it acquired under the Offer to such Superior Bid or vote the Sellers’ Shares that it acquired under the Offer in favour of any shareholder resolution in furtherance of such Superior Bid; and

(c)

the Offeror shall use all reasonable commercial efforts, including co-operating with the Sellers, to make all requisite regulatory filings in order to obtain all requisite regulatory approvals required to effect and complete the Offer;.

The Offeror further covenants and agrees that all Parent Common Shares issuable to the Sellers as consideration under the Offer shall be authorized for issuance and shall be duly and validly issued shares of the common stock of the Parent.

ARTICLE 4

TERMINATION

4.1	Termination

This Agreement may be terminated by notice in writing as follows:

(a)	at any time by mutual consent of Oakmont, on behalf of the Sellers, and the Offeror;

(b)	by Oakmont, on behalf of the Sellers, if the Offer is not commenced within the time contemplated by Subsection 1.1(b) or if the Offer has been terminated or withdrawn;

(c)

by Oakmont, on behalf of the Sellers, provided the Sellers are not in breach of any of their obligations hereunder, if the Offeror has not taken up and paid for Subject Shares deposited under the Offer within one hundred and twenty (120) days after the date of the Offer; provided, however, that if the Offeror’s take up and payment for Subject Shares deposited under the Offer is delayed by

(i)	an injunction or order made by a court or regulatory authority of competent jurisdiction, or

(ii)

the Offeror not having obtained any regulatory waiver, consent or approval or a delay in the declaration of effectiveness by the SEC with respect to the registration statement to be filed by the parent for the Parent Common Shares offered as consideration under the Offer, which are necessary to permit the Offeror to take up and pay for Subject Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval or declaration of effectiveness is being actively sought, as applicable, this Agreement shall not be terminated by Oakmont, on behalf of the Sellers, pursuant to this 4.1(c) until the earlier of (i) one hundred and eighty (180) days after the date the Offer is commenced, and (ii) the 10th business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval or declaration of effectiveness is obtained, as applicable;

(d)

by Oakmont, on behalf of the Sellers, when not in material default in their performance of their obligations hereunder, at any time if the Offer is modified in a manner contrary to the terms of this Agreement or contrary to the provisions of applicable securities legislation;

(e)

by either Oakmont, on behalf of the Sellers, or by the Offeror, when not in material default in the performance of their obligations hereunder, if the other party has not complied with its covenants contained herein in all material respects;

(f)

by either Oakmont, on behalf of the Sellers, or by the Offeror, when not in material default in the performance of their obligations hereunder, if any of the representations and warranties of the other party contained herein is untrue or inaccurate in any material respect; or

(g)	by the Offeror, if any Condition is not satisfied at the Expiry Time of the Offer and the Offeror has not elected to waive such condition.

ARTICLE 5

ALTERNATIVE FORM OF TRANSACTION

5.1	Alternative Form of Transaction

If the Offeror determines that it is necessary or desirable to proceed with another form of transaction whereby the Offeror would acquire following completion of such Alternative Transaction all or substantially all of the Subject Shares outstanding or all or substantially all of the assets of Fibrek and its subsidiaries and that (a) provides for economic terms which, in relation to the Sellers, on an after-tax basis, are at least equivalent to or better than those contemplated by the Offer, (b) would not result in a delay or time to completion materially longer than contemplated pursuant to the Offer, and (c) is otherwise on terms and conditions no more onerous on the Sellers than the Offer (an Alternative Transaction), then the Sellers shall support the completion of such Alternative Transaction. If any Alternative Transaction involves a meeting or meetings of the Fibrek’s shareholders, the Sellers shall vote in favour of any matters necessary or ancillary to the completion of the Alternative Transaction. In the event of any proposed Alternative Transaction, the references in this Agreement to the Offer shall be deemed to be changed to “Alternative Transaction” and all provisions of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.

ARTICLE 6

GENERAL PROVISIONS

6.1	Headings, etc.

The division of this Agreement into Articles and sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

6.2	References to Shares

References to “Shares” or “Subject Shares” (including the “Sellers’ Shares”) include any shares or securities into which the Subject Shares of Fibrek may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom, including any distributions of securities which may be declared in respect of the Subject Shares, and references to per share offer consideration shall be subject to equitable adjustment to reflect any such change to the capitalization of Fibrek.

6.3	Further Assurances

Each of Bidco, the Parent and each of the Sellers shall from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other party may, either before or after the expiry of the Offer, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.4	Effect of Termination

If this Agreement is terminated as provided for in Article 4, there shall be no liability or further obligation, on the part of any party hereto; provided that nothing in this Section 6.4 shall release the parties to this Agreement of liability for breach of any representation, warranty or covenant of this Agreement occurring prior to the termination hereof. Upon termination of this Agreement, the Sellers shall be entitled to withdraw any of their Sellers’ Shares deposited under the Offer.

6.5	Time of the Essence.

Time shall be of the essence of this Agreement.

6.6	Fees

Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and shall indemnify each of the other parties from and against any and all claims against any of them for “finder’s” or “agency” fees relating to the transactions contemplated hereby.

6.7	Public Announcements and Filings

Except as required by law or applicable stock exchange requirements, the Sellers shall not make any public announcement or statement with respect to the Offer or this Agreement without the prior approval of the Offeror. Moreover, in any event, the Sellers agree to provide prior notice to the Offeror of any public announcement relating to the Offer or this Agreement and agree to consult with the Offeror prior to issuing such public announcement. The Sellers hereby expressly consent to the Offeror disclosing the existence of this Agreement in any press release or other public disclosure document and acknowledge that a copy of this Agreement shall be filed on SEDAR and on EDGAR with the SEC on or following the date hereof. The Sellers hereby expressly acknowledge and agree that a summary of this Agreement and the negotiations leading to its execution and delivery may appear in, and a copy of this Agreement may be appended as an exhibit to, the Circular as well as a registration statement that may be filed by the Parent with the SEC with respect to the issuance and distribution of Parent Common Shares under the Share Consideration and in documents related thereto.

6.8	Specific Performance and other Equitable Rights

The Sellers recognize and acknowledge that this Agreement is an integral part of the transactions contemplated in the Offer and that the Offeror would not contemplate making the Offer unless this Agreement was executed, and that a breach by any of the Sellers of any covenants or other commitments or obligations contained in the Agreement will cause the Offeror to sustain injury for which it would not have an adequate remedy at Law for money damages. Therefore, each of the parties hereto agrees that, in the event of such breach, the Offeror shall be entitled to the remedy of specific performance of such obligation and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and each Seller further agrees to waive any requirement for the security or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to any other remedy to which the Offeror may be entitled, at law or in equity.

6.9	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

6.10	Assignment

This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Bidco and the Parent may assign their respective obligations under this Agreement to an affiliate of the Parent provided that the Parent shall continue to be liable for any breach of or default in performance by the assignee of this Agreement.

6.11	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior negotiations, investigations and agreements relating to the subject matter hereof. There are no warranties, representations, understandings or agreements between the parties in connection with the subject matter hereof except as specifically set forth or referred to in this Agreement.

6.12	Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

6.13	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and may be given by personal delivery or by facsimile or other electronic means of communication addressed to the recipient as follows:

(a)	if to the Sellers, to Oakmont (for and on behalf of all of the Sellers):

Oakmont Capital Inc.

Suite 400

45 St. Clair Avenue West

Toronto, ON M4V 1K9

Attention:	Terence M. Kavanagh, President and Director
Gregory P. Hannon, Vice President and Director
Facsimile:	(416) 923-1887

with a copy to:

Torys LLP

79 Wellington Street West

Suite 3000

Toronto, ON M5K 1N2

Attention:	David A. Chaikof
Facsimile:	(416) 865-7380
E-mail:	dchaikof@torys.com

(b)	if to the Parent:

Resolute Forest Products

111 Duke Street, Suite 5000

Montreal, QC H3C 2M1

Attention:	Jo-Ann Longworth, Senior Vice-President and Chief Financial Officer
Facsimile:	(514) 394-2241
E-mail:	Jo-Ann.Longworth@resolutefp.com

and a copy at Resolute Forest Products to:

Attention:	Stéphanie Leclaire, Vice-President, Legal Affairs
Facsimile:	(514) 394-3644
E-mail:	stephanie.leclaire@pfresolu.com

with a copy to:

Norton Rose OR LLP

1 Place Ville Marie

Suite 2500

Montreal, Quebec

Canada H3B 1R1

Attention:	Francis R. Legault
Facsimile:	(514) 286-5474
E-mail:	francis.legault@nortonrose.com

or to such other address, facsimile number or email address as may be designated by notice given by any party to the other. If any notice or other communication shall be given by personal delivery, a copy of such notice or communication shall also be given by facsimile. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the date of actual delivery thereof and, if given by facsimile or other means of electronic communication, on the date of transmittal thereof if given prior to 5:00 P.M. (Toronto time) and on the next business day if not given prior to 5:00 P.M. (Toronto time).

6.14	Interpretation

In this Agreement words importing the singular shall include the plural and vice versa, words importing any gender include all genders and the word person includes individuals, partnerships, associations, trusts, foundations, unincorporated organizations, limited liability companies and corporations. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

6.15	Severability

It is intended that all provisions of this Agreement shall be fully binding and effective between the parties, but in the event that any particular provision or provisions or a part of one is found to be void, voidable or unenforceable for any reason whatever, then the particular provision or provisions shall be deemed severed from the remainder of this Agreement and all other provisions shall remain in full force.

6.16	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

6.17	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

ABITIBIBOWATER INC. (doing business as Resolute Forest Products)

Per:	/s/ Richard Garneau
Name:	Richard Garneau
Title:	President and Chief Executive Officer

OAKMONT CAPITAL INC.

Per:	/s/ Terence M. Kavanagh
Name:	Terence M. Kavanagh
Title:	President and Director

/s/ Terence M. Kavanagh
TERENCE M. KAVANAGH

/s/ Gregory P. Hannon
GREGORY P. HANNON

SCHEDULE “A”

DESCRIPTION OF SELLERS’ SHARES

SPECIFIC HOLDER OF SELLERS’ SHARES	NUMBER OF SELLERS’ SHARES HELD
Oakmont Capital Inc.	9,300,000

Gregory P. Hannon
• Personally	733,241
• 1272562 Ontario Inc.	143,773
• Gilter Inc.	143,773

Terence M. Kavanagh
• Personally	710,000
• EJK Holdings Inc.	280,200

TOTAL:	11,310,987